As filed with the Securities and Exchange Commission on April 28, 2009

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4
TO FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MYSKIN, INC.
(Exact name of registrant in its charter)

California	8000	26-1391338
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

811 Victoria Street
Costa Mesa, CA 92627
 (949) 209-8953
(Address and telephone number of principal executive offices)

811 Victoria Street
Costa Mesa, CA 92627
(Address of principal place of business or intended principal place of business)

With copies to:

MySkin, Inc. Attn: Marichelle Stoppenhagen 811 Victoria Street Costa Mesa, CA 92627 Phone: (949) 209-8953	Mark C. Lee WEINTRAUB GENSHLEA CHEDIAK 400 Capitol Mall, 11th Floor Sacramento, CA 95814 (916) 558-6031 office (916) 446-1611 facsimile

 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	¨☐	Accelerated filer	☐
Non-accelerated filer	¨☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $.001 par value	210,000	$0.20	$42,000	$1.65

(1)
Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Management, based on previous offerings made by the Company, has estimated the offering price per share in order to calculate the registration fee.

(2)	Estimated in accordance with Rule 457(o) solely for the purposes of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED APRIL 28, 2009

PRELIMINARY PROSPECTUS

MYSKIN, INC.

Resale of 210,000 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 210,000 shares of our issued and outstanding common stock, par value $.001 per share, by the selling stockholders listed herein. The shares were acquired by the selling shareholders directly from us or from third parties in private offerings that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders include principal shareholders.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders may offer and sell such shares using this prospectus in transactions initially at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter prevailing market prices or privately negotiated prices as determined by the selling stockholders. For a description of the plan of distribution of these securities, please see “Plan of Distribution.”

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Investing in our common stock involves very high risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock.

The date of this prospectus is                     , 2008.

PROSPECTUS SUMMARY

    This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 210,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Our Business

MySkin, Inc. (“MySkin”, the “Company”, “we”, or “our”), a California Corporation, was incorporated on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.

  MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services.  These MedSpas take a comprehensive approach to skin care, by offering a wide ranch of services.  Our management services include, but are not limited to, marketing, capital, facilities, equipment, administration, personnel and management expertise for MedSpas.  Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Whereas many practitioners understand how to provide various services, many do not desire to or understand how to set up and properly run a business.  We partner with these practitioners to help them focus on providing the best services possible.  If successful in this area we plan to offer similar services in age-management medicine centers.  .

We lease the facilities for our centers and have completed improvements in the facility that houses the MedSpa business.  We own all of the equipment utilized in the MedSpa, and we provide all of the administrative and sales support on all non-medically related areas.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice (collectively, "Management Expenses"). MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month (“Service Fee”).

Given sufficient capital, we plan to acquire and grow our locations nationwide, as described more fully in “Description of Business.”

Corporate Information

Our principal executive offices are located at 811 Victoria Street, Costa Mesa, California 92627.  Our telephone number is (949) 209-8953.  Our website is www.myskinmed.com.

THE OFFERING

Common Stock	Up to 210,000 shares of common stock may be offered under this prospectus by the selling stockholders.

Common Stock Outstanding
Common stock outstanding prior to this offering	1,420,000 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	1,420,000 shares

Proposed OTC Bulletin Board Symbol	Common stock: “”

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at April 28, 2009.

SELECTED FINANCIAL AND OPERATING DATA

In the table below, we provide you with our historical summary financial data for the year ended December 31, 2008 and for the period of inception through December 31, 2007 from our audited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	Year Ended	Inception through
	December 31,	December 31,
	2008	2007
Revenues
Services	$53,273	$352
Product	21,729
Total Revenue	75,002
Cost of Sales	36,758	55
GROSS PROFIT	38,244	297

Selling, general and administrative expenses	131,047	9,421
NET LOSS	(92,803)	(9,124)
NET LOSS PER SHARE OF COMMON STOCK	$(0.07)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,321,000	1,000,000

The table below sets forth our balance sheets at December 31, 2008 and 2007 from our audited financial statements included elsewhere in this prospectus. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “ Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	December 31, 2008	December 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,808	$356
Accounts receivable	607	-
Inventory	9,181	6,330
Prepaid expense	2,670	-
Due from related parties	-	8,349
TOTAL CURRENT ASSETS	35,266	15,035
Fixed assets, net of accumulated depreciation of $7,907 and zero at December 31, 2008 and 2007, respectively	93,826	7,500
TOTAL ASSETS	$129,092	$22,535

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$61,418	$25,659
Due related party	68,833	5,000
Note payable – related party	58,737	-
TOTAL CURRENT LIABILITIES	145,024	30,659

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at December 31, 2008 and 2007, respectively	1,420	1,000
Additional paid in capital	84,575
Accumulated deficit	(101,927)	(9,124)
Total stockholders' deficit	(15,932)	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$129,092	$22,535

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of us. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, and other risk factors discussed below under the heading “Risk Factors”.

The risks described below are the ones we believe are most important for you to consider. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

Risk Factors

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Until recently, we were a development stage company with a limited operating history upon which an evaluation of management's performance and our future prospects can be made.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. Our business plan involves operations in a highly competitive industry with few barriers to entry and our working capital, including the funds available to market our services, is limited.  There are no assurances whatsoever that we will ever successfully implement our business plan, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations.  We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

We have incurred losses in prior periods and may incur losses in the future.

We incurred net losses of $101,927 for the period from November 15, 2007 (inception) to December 31, 2008. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

We have incurred losses as a result of our development stage expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

We face significant competitive risks.  If these risks negatively affect our business, you could lose your entire investment.

We can provide no assurance that our management services and the medical centers we may partner with are able to compete effectively with other existing healthcare providers. The business of providing healthcare-related services is highly competitive. Many companies, including professionally managed physician practice management companies like ours, have been organized to acquire medical clinics, manage the clinics, and employ clinic physicians at the clinics. Large hospitals, other physician practice centers, private doctor's offices and healthcare companies, HMOs, and insurance companies are also involved in activities similar to ours. Because our main business is the provision of medical services to the general public, our primary competitors are the local physician practices and hospital emergency rooms in the market where we own our medical center. We believe that all of our current competitors have longer operating histories and significantly greater resources than we do. In addition, these traditional sources of medical services, such as hospital emergency rooms and private physicians, have had in the past a higher degree of recognition and acceptance than the medical center that we operate. In addition, the spa services we provide, such as massages, facials, laser skin treatments and Botox, are offered by other physician offices and health spas, some of which are nationally branded companies. We cannot assure you that we will be able to compete effectively or that additional competitors will not enter the market in the future.  If we are unable to compete, we may be forced to curtail or cease our business operations, which might result in the loss of some or all of your investment in our common stock.

Our failure to partner with physicians and nurse practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Our business depends on our ability to continue to work with a sufficient number of qualified licensed doctors and nurses. We have contracted with MTA to staff our medical clinic.   Although we believe we have an effective recruitment process, there is no assurance that we will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. We may also recruit our personnel from a variety of employment agencies and services. If we experience delays or shortages in obtaining access to qualified physicians and nurses, we would be unable to expand our services and operations, resulting in reduced revenues.

If our physicians develop a poor reputation, our operations and revenues would suffer.

The success of our business is dependent upon quality medical services being rendered by our physicians. As the patient-physician relationship involves inherent trust and confidence, any negative publicity, whether from civil litigation, allegations of criminal misconduct, or forfeiture of medical licenses, with respect to any of our physicians and/or our facilities could adversely affect our results of operations.

We rely upon a third party to provide our medical personnel and as a result, we could be adversely affected by the inability of the third party to provide sufficient personnel, the financial condition of the third party or by the deterioration or termination of our relationship with the third party.

As a result of state regulations, we are unable to directly employ medical personnel, as it would constitute the unlawful practice of medicine.  As a result, we have entered into a Facilities and Management Services Agreement with MTA.  Pursuant to this agreement, MTA has the exclusive right to operate a medical practice in our facility, including the responsibility of hiring the medical personnel (physicians and nurses).  A significant decline in MTA’s financial condition or an inability of them to hire enough qualified medical personnel could adversely affect our results of operations.

Our business may be adversely affected by any downturn in the U.S. economy and other market factors outside of our control.

Our business is dependent on discretionary consumer spending. A significant downturn in the national economy, heightened inflation and prolonged economic weakness in the spending of discretionary funds, could adversely affect our business, financial condition and results of operations. Our products and services are not eligible for insurance reimbursement and as such any reduction in consumer spending may adversely affect our business. Although we believe we have adopted an effective strategy of steady growth so that we would be less negatively influenced by adverse economic conditions, there can be no assurance that we will be successful in expanding the nature and scope of our product and service offerings.  In such an environment, our business, financial condition and results of operations could be materially and adversely affected.

We may not succeed in establishing intellectual property or our brand name, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish our brand name or trademark.  Currently, we do not have a registered trademark or other intellectual property.  If we cannot establish our brand identity through our trademark, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our brand in the marketplace will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts.  If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.  If we fail to register MySkin as a trademark it may hurt our efforts to build brand identity.

 If any of our third party suppliers or manufactures is required to obtain regulatory approval and fail to obtain or maintain the regulatory approvals, and cannot adequately meet our supply needs, our business could be harmed.

We use third party products, equipment and other supplies that are available from limited commercial sources.  Some of these products and equipment are regulated by the FDA, and our supply may be interrupted or impaired by regulatory issues that such vendors may experience.  There is no guarantee that any such vendors will be able to meet existing regulatory requirements without significant expense, or be able to satisfy any new regulatory requirements. We may not have the ability to substitute material from an alternate source.  If we experience product or equipment shortages as a result of any regulatory issues experienced by our vendors or for any other reason, such shortages could have an adverse impact on our ability to sell our services and products and negatively impact our revenue.

If we are unable to avoid significant exposure to product liability claims, our business could be harmed.

We are exposed to professional and product liability and other claims in the event that our services or the use of our products is alleged to have resulted in adverse effects.  While we will continue to take precautions, we may not avoid significant product liability exposure.  We do not currently maintain product liability insurance, and there is no guarantee that we will have coverage in the future sufficient to alleviate this risk.  If we are sued for any injury caused by our services or products we use, we could suffer a significant financial loss.

We lack long-term contracts with vendors and clients and there can be no assurance that we will successfully establish or maintain any long-term contracts to buy or sell ours products and services in the future.

The MedSpa industry is predominantly a localized industry with few dominant companies and many single owner locations.  As such, there is significant competition for vendors and clients and less incentive for long term contract opportunities.  Additionally, we do not have long-term contracts with our vendors to buy and sell our products.  We may not be able to sell our current product line and have to sell an alternative product line which may not have customer acceptance.  This could adversely affect our product revenue.  Additionally, due to our relative small size and order volume, larger competitors may obtain price advantages due to larger volume of sales in the same products.  We plan to establish long term contracts with our product vendors which would give us volume discounts when certain goals were accomplished.

We have generated little revenue from our business and we may need to raise additional funds in the near future. If we are unable to do so, we might be forced to discontinue our operations.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our sales activities, the acquisition of competitors, purchase of equipment or additional property leases and various market conditions. We believe that the net proceeds from our prior capital raising activities, together with our current and projected revenue and cash flow from future operations, if any, will be sufficient to fund our working capital and other capital requirements in the future. We will require additional capital to conduct our business activities if we decide to grow our business. Based on current and expected operations, we anticipate that we will require approximately $250,000 to expand our operations over the next twelve months. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our planned expansion and/or otherwise materially reduce our operations. Even if such funds are available, there can be no assurance that our business will be successfully developed or received. . If we are to sell additional shares, such sale may result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and meet our business objectives, which might result in the loss of some or all of your investment in our common stock.

We are dependent on key personnel to operate and grow our business.

Our success will be largely dependent upon the efforts of Marichelle Stoppenhagen. We do not currently have an employment agreement with Ms. Stoppenhagen. The loss of the services of this individual could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individual in the future. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel.

No public trading market currently  exists for our common stock, which makes it difficult for our stockholders to sell their common stock.

Our shares of common stock are not currently publicly traded. We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active public market will develop or be sustainable for our common stock. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Our President and Chairman holds a controlling interest in our company, and she may be able to control or influence certain corporate actions without approval by other stockholders.

As of April 28, 2009, our President and Chairman, Ms. Stoppenhagen beneficially owns approximately 70% of our outstanding common stock. As a result, she may be able to control or substantially influence the outcome of matters requiring approval by the stockholders of the Company, including the election of directors and approval of significant corporate transactions.

We have never paid dividends and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the future trading price of our common stock, lower our value and make it more difficult for us to raise capital.

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the future trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of April 28, 2009, we had 1,420,000 shares of common stock outstanding, of which 210,000 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.  We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under rules proposed by the SEC on August 6, 2006 we will be required to include management's report on internal controls as part of our annual report for the fiscal year ending December 31, 2009 pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules, an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report for the fiscal year ending December 31, 2009. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders. The offering price of $0.20 per share was established by our board of directors based on the estimated value of our Common Stock only from past offerings and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The shares to be sold by the selling stockholders are shares of our common stock that are currently issued and outstanding.  Accordingly, there will be no price dilution to our existing shareholders or purchasers of such shares. Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

The following table identifies the selling stockholders, as of April 28, 2009, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling stockholder, (ii) the number of common shares that may be offered for the selling stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling stockholders assuming the sale of all of the common shares covered hereby by the selling stockholders.  The term "beneficially owned" means common shares owned or that may be acquired within 60 days.  The number of common shares outstanding for purposes of determining beneficial ownership as of April 28, 2009, was 1,420,000.  The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

Except as described below, no selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. The Common Stock to be sold by the selling stockholders was issued in private placement transactions exempt from registration under the Securities Act in 2008.

None of the selling shareholders are broker-dealers or affiliates of broker dealers.

				Beneficial
				Ownership of
	Beneficial			Common Stock
	Ownership of			After Offering
	Common Stock Before				% of
Name of Selling Stockholder and Position, Office or Material Relationship with Company	Offering—Number of Shares	% of Class	Shares Common Stock Registered Hereby	No.(1)	Class
Christian Chipouras (2)	1,000	*	1,000	0	*
Brookstone Capital, LLC (2)(3)	150,000	10.56%	150,000	0	*
Lisa Breneman (2)	1,000	*	1,000	0	*
Scott Burdick (2)	1,000	*	1,000	0	*
Linda Beck (2)	1,000	*	1,000	0	*
Josie Heasley (2)	1,000	*	1,000	0	*
Alicia Nichole Heasley (2)	1,000	*	1,000	0	*
Helen Joan Scott (2)	1,000	*	1,000	0	*
Gary Lynn Cate (2)	1,000	*	1,000	0	*
David Alan Oshiro (2)	2,500	*	2,500	0	*
Tracy Sweeney (2)	1,000	*	1,000	0	*
Joseph Millron (2)	1,000	*	1,000	0	*
A. Eugene Nalbandian (2)	10,000	*	10,000	0	*
Connie Cate (2)	1,000	*	1,000	0	*
Joel Cabotage (2)	1,000	*	1,000	0	*
Alison Murawski (2)	1,000	*	1,000	0	*
Marilyn Monaco (2)	1,000	*	1,000	0	*
Anthony Monaco (2)	1,000	*	1,000	0	*
Travis Saly (2)	750	*	750	0	*
Terresita M. Robb (2)	5,000	*	5,000	0	*
Corazon Bagsiyao (2)	1,000	*	1,000	0	*
Cecilia D. Marin (2)	1,000	*	1,000	0	*
Kathlyn Grace Kay (2)	1,000	*	1,000	0	*
Vicki Morris (2)	2,500	*	2,500	0	*
John A. R. Kater Trust, Dated March 18, 1994 (2)(4)	2,500	*	2,500	0	*
Jason Daniel Richee (2)	1,250	*	1,250	0	*
Peter D. Finch an Accountancy Corporation (2)(5)	5,000	*	5,000	0	*
Peter D. Finch (2)(5)	5,000	*	5,000	0	*
Petannafin Management Corporation (2)(5)	5,000	*	5,000	0	*
Jan Berger (2)	2,500	*	2,500	0	*
Total	210,000	100.00%	210,000	0	*

*	indicates less than one percent.

(1)
Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.

(2)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

(3)	Brookstone Capital LLC is controlled by Larry Kohler.

(4)	John A. R. Kater Trust is controlled by Cher Kater.

(5)	These entities are controlled by Peter D. Finch

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending, and have no knowledge of any threatened, litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our current directors and executive officers and the date such person became one of our directors or executive officers. Our directors were elected by a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Ms. Stoppenhagen, are independent as determined by the NASDAQ listing standards.

Name	Age	Position
Marichelle Stoppenhagen	34	Director, President, Chief Financial Officer and Secretary

Jeremy Paye	31	Director and Chairman of Audit Committee

Paul Matthews	35	Director, Member of the Audit Committee

Marichelle Stoppenhagen has been a Director, President and Chief Financial Officer of Myskin since December 2007.  Ms. Stoppenhagen is a Registered Nurse who has four years of experience in the MedSpa Industry.  Ms. Stoppenhagen worked for Sona MedSpa from 2004 until 2007. Prior to this, Mrs. worked as a Registered Nurse at New York University Hospital from 2001 until 2003.  Ms. Stoppenhagen holds a Bachelor of Science in Nursing from Dominican College in New York.

Jeremy Paye has been a Director and the Audit Committee Chairman of Myskin since April 2008. Since 2007, Mr. Paye has worked as a Director of Financial Services and Taxation for the Miven Group. From 2000 until 2007, Mr. Paye was a Tax Manager at KPMG and during his time there, he spent two years on a international assignment in Switzerland. Mr. Paye holds a B.S. in Business from Montana State University-Bozeman and is licensed as an Enrolled Agent and Notary Public.

Paul B. Matthews has been a Director of Myskin since April 2008.  From 2005 until present, Mr. Matthews has worked as a Senior Management Consultant for Hagerty Consulting.  Mr. Matthews founded Geneva Roth Holdings Group/Roth Management LLC in November 1994 and served as a Principal and Partner until August 2003.  From July 1995 until February 2001, Mr. Matthews worked as a Commodities and European Credit Analyst with Refco Group, LTD.  Mr. Matthews holds a B.S. in Business and a B.A. in Economics from Indiana University-Bloomington and a Masters in Business Administration from the University of Texas at Austin where he attended from 2003 to 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 28, 2009, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such outstanding common stock, (b) each director of the Company, (c) each named executive officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature Of Beneficial Ownership(2)	Percent of Class
Brookstone Capital LLC	Common	150,000	10.6%

Marichelle Stoppenhagen	Common	1,000,000	70.4%

Jeremy Paye	Common	5,000	0.3%

Paul Matthews	Common	150,000	10.6%

All Executive Officers and Directors as a Group (3)		1,155,000	81.3%

Total		1,305,000	91.9%
___________

(1)	The address of Ms. Stoppenhagen, Mr. Paye, and Mr. Matthews is c/o Marichelle Stoppenhagen: 811 Victoria Street, Costa Mesa, CA 92627.
(2)	The foregoing beneficial owners hold investment and voting power in their shares.

DESCRIPTION OF SECURITIES

We have 1,420,000 shares of our common stock issued and outstanding as of April 28, 2009.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available therefor.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights.

This stock is considered a penny stock as such Penny Stocks must, among other things:

·	Provide customers with a risk disclosure statement, setting forth certain specified information prior to a purchase transaction;
·	Disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker-dealer's offer price for the Penny Stock;

·	Disclose the aggregate amount of any compensation the broker-dealer receives in the transaction;
·	Disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction;

·
Deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock. Non-stock exchange and non-NASDAQ stocks would not be covered by the definition of Penny Stock for:

(i)   issuers who have $2,000,000 tangible assets ($5,000,000 if the issuer has not been in continuous operation for 3 years);

(ii)  transactions in which the customer is an institutional accredited investor; and

(iii) transactions that are not recommended by the broker-dealer.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock of which none are issued and outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by California General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the California Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under California law.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by Goldman Parks Kurland Mohidin, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The validity of the shares of common stock offered by the selling stockholders will be passed upon for the us by the law firm of WEINTRAUB GENSHLEA CHEDIAK, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The California Corporations Law, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of us as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

General

Until recently, we were a development stage enterprise.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.

MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services.  These MedSpas take a comprehensive approach to skin care, by offering a wide ranch of services.  Our management services include, but are not limited to, marketing, capital, facilities, equipment, administration, personnel and management expertise for MedSpas.  Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Whereas many practitioners understand how to provide various services, many do not desire to or understand how to set up and properly run a business.  We partner with these practitioners to help them focus on providing the best services possible.  If successful in this area we plan to offer similar services in age-management medicine centers.  .

We lease the facilities for our centers and have completed improvements in the facility that houses the MedSpa business.  We own all of the equipment utilized in the MedSpa, and we provide all of the administrative and sales support on all non-medically related areas.

Given sufficient capital, we plan to acquire and grow our locations nationwide through partnering with physicians to develop new MedSpas, acquiring failed MedSpas, and by opening new store locations near young retirement communities.

We have minimal revenues, minimal operations, and have been issued a going concern opinion by our auditors and require additional capital to fund our operations.

Our Operations

We manage and operate a medical spa business and retail skincare products business.  In addition, we lease for our center and have completed improvements in the facility that houses the spa business, the retail business and the medical practice of MTA.  We own the equipment utilized in the MedSpa and the medical practice, and we contract with non-physicians who work with managing the MedSpa, the medical practice and the management company.

Our business model depends primarily upon a retail market approach for generating customers.  We generate business through marketing and advertising, public relations efforts with local charities, city and county organizations, hospitals and medical providers, networking and promotional events and open houses.  Internal marketing includes brochures, posters, magazines, health promotion articles, and educational materials that point to our services.   Once we have a new client, client follow-up, client referral programs and return visits are utilized to maintain and grow our business.

Management and Medical Services Agreement

On March 1, 2009, we entered into a Facilities and Management Services Agreement with MTA a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice. MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month.

We are responsible for hiring and providing non-medical personnel, In addition, MTA gives us the right to manage all aspects of the medical practice’s financial and operational activities, including accounting, billing and collecting, staffing, inventory management, equipment procurement and management, facility management, marketing and other management services.  We provide all operational and financial management services outside the scope of clinical practice.

Under the Agreement, we are responsible for all management services related to the ordinary and usual business affairs of the practice.  We advise the practice in matters of compliance, policies, procedures marketing, billing and collection and other matters related to the operation of the practice; we provide financial, accounting, human resource and management services for the practice; we supervise and maintains records and files of the practice in compliance with HIPPA requirements; we manage all computer, software, bookkeeping and clerical services; we assist with physician recruitment; we negotiate and secure contracts with vendors, suppliers and third party insurance companies related to the practice; and, we assist the practice in quality assurance and compliance programs.  We provide the specific space and improvements utilized for the MedSpa.  We provide equipment and furniture utilized in the MedSpa.

Under the Agreement, we pay all operating expenses of the MedSpa including physician compensation.  In addition, we loan MTA any amounts of monthly shortfall in the funds necessary to pay all expenses of the practice and the practice repays loans with interest to us when collections exceed monthly expenses.

Our Services

We provide management services for the delivery of medical esthetics in an upscale facility located in a high-traffic retail corridor.   Our business concept combines a customer-service oriented MedSpa for advanced skincare services and products.  We believe in creating a new experience for the health-conscious healthcare consumers who have increased service expectations and are seeking not just to get well, but to stay well and look well.  Our facility, the interior design, aroma therapy, programmed visual and sound media fulfills are designed to not look, act or smell like a doctor’s office.  We believe this environment, experience and service can be replicated and branded giving individual a consistent experience.

MTA MedSpa Services

MTA provides the following services:

•	Skin Resurfacing - Done in a series of treatments, skin resurfacing is designed to reduce scars, lines and wrinkles and uneven tones using the High Power Pixel 2940 laser by Alma Lasers, Inc..
•
Skin Rejuvenation - This treatment is also known as laser toning, photofacial or collagen remodeling. It was designed to reduce the signs of aging and damaged skin. It may also reduce the redness and flushing of rosacea. Treatments are spaced three weeks apart and done in a series of four sessions. New collagen forms, lines and wrinkles soften and discoloration becomes less noticeable. Some other benefits: sunspots will fade, pores will shrink, fine lines and wrinkles will gradually decrease.  Advanced Fluorescence Technology (“AFT”) is used to treat superficial vascular and pigmented irregularities to improve a patient's skin color.  “

•	Vein Treatment – Reduction of spider veins, leg veins and facial veins which are small red to blue and purple blood vessels by the laser.

•
Hair Reduction - Using a novel 650 - 950 nm AFT handpiece, MTA reduces unwanted hair from the body on most skin types. This SHR handpiece has contact cooling and uses IN-Motion™ technology to reduce the patient’s pain.

•
Microdermabrasion - This is an exfoliating process that utilizes state-of-the-art equipment to polish the skin’s surface. Microdermabrasion leaves the skin feeling silky and new. Long-lasting results are obtained with microdermabrasion after 5 – 10 treatments over 8-10 months. Multiple treatments helps to stimulate the production of collagen reducing the appearance of fine lines and acne scars.  These treatments minimize large pores, even skin tone, and clears the complexion.

•
Chemical Peels - A variety of mild and medium treatments are performed.  A mild peel is generally suitable for most clients. Mild and medium peels normally require repeated treatments - as often as every six weeks (for light peels) and two to three months (for medium peels).   Alternatively, a peel and facial regime may be established that is suitable for customer’s skin type and cosmetic objectives.

•
Injectibles - Customers are offered Botox® and Juvederm™ which are designed for treating frown lines, forehead wrinkles, crows feet nasolabial folds (the areas between the nose and the corners of the mouth) and marionette lines (the areas below the corners of the mouth).

Plan of Operations

We plan to expand by partnering with physicians to acquire failed MedSpas and by opening new store locations near young retirement communities.  We plan to implement a sustainable business model focused on:

·	Cost containment;
·	Lead generation;

·	Front desk manner;
·	Superior customer relations;

·	Customer retention;
·	Minimizing employee turnover; and

·	Maintaining high employee job satisfaction;

Our goal is to generate revenue levels relative to cost structure that allow for break even by the end of fiscal year 2009.  In addition, we plan to offer higher frequency, lower price point services that keep utilization levels high to drive client growth and satisfaction; the ability to differentiate quality, service and safety vis-à-vis the competition; and strong marketing / advertising to effectively deliver the message to the target customer.  In the next 12 months, we believe we will need to raise an additional $250,000 to execute our plans of acquisition and expansion.  We will need to scale back our growth to the extent we are unable to raise this money.  For our current operations, we do not foresee additional material costs in operations.  To the extent that we expand our operations, our costs will vary dramatically depending on the size of the acquired organization or the location of the new venue.

We will implement the following keys to maximize our potential for future success:

1.	Lead Generation. Focus on lead generation by utilizing low cost marketing tactics.

2.	Front Desk Manner. The front desk staff will be the first impression on the customer and sets the experience which leads to increased satisfaction and sales.

3.
Customer Relations.  Staff members will understand the importance of bonding with customers and striking the perfect balance between professional expertise, ethics, credibility, and personal chemistry, for higher client retention. We believe in hiring the highest caliber of practitioners.

4.
Customer Retention.  The client develops a sense of loyalty and devotion to the MedSpa which supersedes superficial attractions such as price, discounts, location, and other factors. Unlike the patient acquisition in medical practices, customer loyalty has to be earned. While doctors use insurance providers to drive patients in the door, MedSpa customers pay out of pocket for their services. As a result, the competition to win and retain this new breed of "retail" aesthetic client is fierce. MySkin will make a point to teach each manager how to deal with this challenge by providing them with loyalty building programs containing special offers and events to take the relationship with each client to a higher level.

In any area we target for entrance, we will first plan and develop a strategy specific to the marketplace.  A comprehensive market analysis will be done.  This will include studying the demographics.  We will also see whether the market is saturated by other MedSpas. A feasibility study will then be done.  A site selection will then be performed.

Next, we assist MTA in recruiting and training new Registered Nurses in the focused expansion areas which we will train to be the center’s director.  The director will be trained in our standard operating procedures, sales and service training and financial management. Upon completion, we will work with the director to hire staff which is composed of trained and licensed individuals who understand how to provide comfort and compassion to our client/patients. A characteristic of our team members will be self-motivated, high-energy individuals who have a thirst for knowledge and have mastered their skills. A bonus and option program will be tied to attaining specific revenue goals with the attempt to maintain a positive atmosphere and keep the staff focused and functioning as a team as well as retaining staff.

Vendors

Our vendor for our laser-based machine, the Harmony XL is Alma Lasers LTD. This was a one time purchase.  We do not have a contract with Alma Lasers LTD.

We purchase our injectibles from Allergan, Inc. and chemicals used in conjunction with the chemical peels from Lucrèce Physicians' Aesthetic Research, Inc.

Our main skin care vendors for our products are Obagi Medical Products, Inc., and ColorScience which provide us with routine terms.  These products are purchased on an as needed basis at a rate set by our vendors and are generally paid for at the time of sale.  We do not have a contractual commitment with our vendors to buy a certain amount of their products.

Plan of Operation

We plan to expand through partnering with physicians to open new MedSpa locations in young retirement communities and the acquisition of failed MedSpas.

Milestones

In the next twelve months, we have set the following milestones:

1. 0-180 days after the effectiveness of this Registration Statement we intend to raise additional funds of approximately $250,000 through the private placement of debt or equity under Regulation D of the Securities Act of 1933.

2. 90-180 days after effectiveness of this Registration Statement we intend to open another location.  In order to open another location, we are dependant on securing addition funding.  To the extent that we are unable to do so, we will push this out.

3. 180-270 days after effectiveness of this Registration Statement we intend to begin look for candidates for acquisition.  We will pursue candidates for acquisition through various trade associations.  We plan to utilize a combination of funding raising and our stock to consummate such a transaction.

4. 270-365 days following effectiveness of this Registration Statement we intend to either begin open five new locations or make acquisitions.

Business Model

We plan to implement a sustainable business model that focuses on the following:
• Cost conscience;
• Lead generation;
• Front desk manner
• Customer relations;
• Low employee turnover by high employee job satisfaction

As a start-up corporation, we have generated minimal revenues from our business operations. We need to raise additional cash in order to implement and expand our operations. We will need approximately $250,000 in order to allow us to expand our operations in the next 12 months. To the extent we do not raise additional capital, our growth strategy will be curtailed.

If we cannot or do not raise such funds and our revenue is below our expectation, we may be forced to cease operations. We do not intend to hire additional employees at this time until we complete additional fundraising or our profitability allows it. See “Liquidity and Capital Resources.”

Marketing Plan

We plan to market the Company through the following strategies:

·	Market new services and products to current clients
·	Customer referral program and VIP program which will offer the customer rewards for referring new clients

·	Local advertising that targets customers in the immediate area
·	Customer acquisition of poorly performing MedSpas

·	Email marketing to through a monthly E-Newsletter which provides monthly specials.

We have developed a marketing strategy to promote our alternative age prevention health practices and treatments in a spa-like setting. This program will include ads, mailings, promotions, seminars and website. We have developed a project plan that maximizes the power of our brand, and product line, which identifies our facilities’ key market segments, including both skin care and anti-aging programs for many ages. The plan incorporates the pre-opening phase, the public launch, plus ongoing marketing activities to reinforce that the MedSpa and products are easily recognized.

Using local and community papers, direct mail advertising, radio and some cable advertising we plan to use a modest budget. The print materials for newspaper will include bulleted services for both MedSpa services and a ‘free consultation’ invitation. We will create urgency with space is limited or limited time offer. After the opening of a new store, we will focus on direct mail aimed at our targeted demographic.

Our website will be a powerful business tool. Our web strategy and marketing plan will inform new clients, increase product sales, and improve profitability. Visually showcasing our MedSpa with photos, demonstrating before and after results of our procedures and treatments strongly benefits our business. We plan to have a FAQ’s page on common procedures as well as a page dedicated to alternative practices and up to date information on the latest in cosmetic products and services.

Our MedSpa’s primary selling tool, our services menu, describes not only the treatments that are offered but details how each one is unique. Our menu is visually pleasing and reflects the unique atmosphere of our location and facility.

Our patients enjoy the convenience of one stop shopping and having our professional skin care expert spend time explaining the use of a home skin maintenance program. Our clients want to look younger, healthier and more radiant.

Another important marketing tool that we have is our signage. We are located and plan to locate future locations in high traffic areas.  Our signage will draw attention to our services in a clear and concise manner

We will hold weekly and monthly open house where clients can invite their to friends lectures on wellness issues acting as a vehicle to sell services and products. Discounts will be given for those who book an appointment that night.

With a large number of existing patients, many patients come in for the initial consults for microdermabrasion or laser hair removal (the lower priced items), and graduate to having more expensive procedures such as skin rejuvenation, Juvaderm, BOTOX. Skin rejuvenation, laser hair removal, microdermabrasion, and cosmetic injectables, provides a solid foundation to secure a full service MedSpa. From this platform, one can augment a variety of other treatments including Aesthetic skin care such as facial treatments, and massage and body therapies. Additionally, many patients will turn into clients within the spa services arena of our facility and visa versa.

Our media objectives are to establish our image as full service MedSpa with extras inclusive and a warm, friendly, tranquil atmosphere. We will maximize efficiency in the selection and scheduling of advertisements by;

Industry

Aesthetic Treatment Market

The aesthetic treatment market consists of a broad range of surgical and non-surgical procedures. The non-surgical aesthetic treatment market includes energy-based aesthetic treatments and treatments with facial injectables.

We believe the key factors contributing to growth in the markets for non-invasive aesthetic treatment procedures and energy-based aesthetic treatment devices include:

•	the aging populations of industrialized nations and rising discretionary income;

•	the increased awareness of non-invasive aesthetic treatment procedures and growing mainstream acceptance of these procedures;

•	enhanced non-invasive technologies offering faster results, reduced pain, improved recovery time and a broader range of treatment options; and

•	the expansion of the target customer base for energy-based aesthetic treatment devices to include non-core physicians and aesthetic spas.

In addition, both in the United States and throughout the rest of the world, an aesthetic spa market is emerging, which includes day spas, destination spas, MedSpas, and resort and hotel spas. Along with conventional massage, body, and skincare treatments, these facilities are beginning to introduce non-invasive energy-based aesthetic treatments performed by spa technicians and professionals.

Demographic and Economic Trends

In 2003, Americans spent just under $9.4 billion on cosmetic procedures. In 2004, consumers spent $44.6 billion on anti-aging products and services, and by 2009, the total anti-aging market is projected to reach $72 billion according to a February 2005 survey by Business Communications Co., Inc.

According to MedSpas of America, Inc. website (http://www.MedSpasofamerica.com/partners.html) the MedSpa revolution has been closely linked to the growing baby boomer generation.  Baby boomers tend to be well educated, with 87 percent being high school graduates while one in four is a college graduate. They are also one of the wealthiest population segments, and are among the most sophisticated purchasers. With a population of 75 million, baby boomers are the single largest buying group of MedSpa services.

·	12,000 Americans turn 50 every day

·	80 million people in the U.S. spend $500 million annually in hair removal procedures like waxing, shaving, and accessories

·	Women spend over $1 billion each year on electrolysis and lasers

The MedSpa client is primarily a female and between the ages of 35 and 50. In 2005 and 2006 this demographic had the majority of procedures: 5.3 million and 47 percent of the total. Those between 51 and 64 had 24 percent of the procedures patient’s between 19 and 34 had 24 percent, those 65 and older had 5 percent and 18 and under accounted for 1.5 percent. According to the United States census for 1990 and for 2000, the largest growth categories in population by age are the 50 to 54 year age group that has jumped by 54.9% since 1990. The next fastest growing age group is 45 to 49 years of age. This group has grown by 44.8% from 1990 to 2000.

America is getting older;

Age	1980	2003	2010
Under 18	28%	25%	24%
18 to 24	13%	10%	10%
25 to 34	16%	13%	13%
35 to 49	16%	23%	21%
50 to 64	15%	16%	19%
65 and older	12%	13%	13%

Source: U.S. Census.

Competition

The MedSpa industry is highly competitive. Most of our competitors have greater financial, personnel and other resources than MySkin and therefore have greater leverage in acquiring prospects, hiring personnel and marketing their products and services. At the present time, we believe that there are no dominant competitors in the integrated medical healthcare, preventive/wellness and medical skin-care services but we would classify regional competitors as Mana Medical Associates (15 clinics in northwest Arkansas), Mercy Medical Clinics (11 clinics in northwest Arkansas) and Wellness and Skin Therapy Center (one clinic in Fayetteville, Arkansas) and national competitors as Radiance MedSpa Franchise Group (40 locations nationwide) and Sona Med Spas (19 locations nationwide).

Government Regulation

The healthcare industry is subject to extensive and frequently changing federal, state and local regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects. We believe our current arrangements and practices are in material compliance with applicable laws and regulations, but there can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations.

Many states, including California, regulate that the performance of MedSpa activities as relates to medical services.  These services may be performed by a physician or a physician assistants and registered nurses (not licensed vocational nurses) may perform these treatments under a physician's supervision. To offer or provide these services, the business performing the service must be a physician-owned medical practice or professional medical corporation with a physician being the majority shareholder. Currently, MTA, a professional medical corporation in which a physician is the majority shareholder, performs these services.

Failure to obtain and maintain required regulatory approvals, certifications, or compliance could prevent or delay our ability to market and sell our future products and services in such states and may subject us to significant regulatory fines or penalties and we may have to cease operations.

The performing, marketing and sale of our current products and services do not require regulatory approval or certification.  However, certain of the third party products and equipment that we sell or use in our business are subject to regulatory approval.  It is the responsibility of the third party vendors and manufacturers to obtain and maintain any regulatory approvals.  If they fail to maintain any such regulatory approvals, we may have to source substitute products and/or equipment.

Insurance

 We currently possess insurance to cover the services we provide.  We believe this will cover potential liabilities we may be exposed to.  However, this may not be enough be enough to cover potential claims.

Company’s office

We currently have only one location.  Our office is located at 811 Victoria Street, Costa Mesa, CA 92627 and our telephone number is (949) 209-8953.

Employees

We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. However, we currently have no employees.  Upon future expansion we plan to hire additional employees. We conduct our operations through the services of several independent contractors. The most material consulting contract was with Marichelle Stoppenhagen who was obligated to commit no less than 40 hours per month to activities that relate to the Company which include management services and the performing of advanced skin care services such as microdermabrasions, chemical peels, laser hair removal and skin rejuvenation.  We terminated this contract on February 28, 2009.  As of March 1, 2009, MTA performs those services. Additionally, we have contracted with Venor, Inc. to provide consulting with accounting, finance, and general business matters.  This includes but is not limited to drafting financial statements, drafting filings, business strategy, GAAP accounting, Edgarizing filings, entering invoices, entering bills, reconciling bank accounts, pricing of services and products, production of marketing material.  The term of the agreement with Venor, Inc. is from December 2007 through November 2008 and can be terminated given one months notice.  Venor, Inc. was paid $5,000 per month for their services and requires Venor, Inc. to work a minimum of 40 hours per month.  Effective December 1, 2009, Venor, Inc. is paid at a rate of $2,500 per month. Under the agreement, we agreed to indemnify Venor, Inc. from and against any and all liability, in relation to the consulting services. We retained the services of a medical director to oversee the services performed by the company.  Under the agreement, we agreed to provide our product and services for her personal use at no charge.  Additionally, the medical director shall be paid five percent (5%) of Gross Profit for all sales after October 1, 2008.  Gross Profit shall equal total revenue minus the Cost of Goods Sold which shall include depreciation and commissions paid for any sales. Payment will be made on a quarterly basis for sales for which payment has been received.  On February 28, 2009, we mutually agreed to terminate the contract.  These services are now provided by MTA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.  We disclaim any obligation to update forward-looking statements.  You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

We were incorporated in California on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.  Given sufficient capital, we plan to acquire and grow our locations nationwide, as described in the “Description of Business.”

MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services.  These MedSpas take a comprehensive approach to skin care, by offering a wide ranch of services.  Our management services include, but are not limited to, marketing, capital, facilities, equipment, administration, personnel and management expertise for MedSpas.  Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Our auditors have issued a going concern opinion which means they concluded there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. The opinion was issued because we have generated minimal revenues and minimal revenues are anticipated for the foreseeable future.

Cash and Cash Equivalents

  As of December 31, 2008, we had cash and cash equivalents of $22,808. We anticipate that a substantial portion shall be used as working capital and to execute our growth strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 12 months.

Critical Accounting Policies and Estimates

Accounts Receivable - We extend credit to our customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although we expect to fully collect amounts due, actual collections may differ from estimated amounts.  We estimate an allowance for doubtful accounts based upon a percentage of revenue earned.  When we expect that there is less than a 10% chance of collection, we write the receivable off to its allowance for doubtful accounts.  We do not typically accrue interest or fees on past due amounts.

Revenue Recognition — We recognize revenue associated with our business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows we attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — We record the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Results of Operations

Inception to December 31, 2007

Revenues

Until recently we were a development stage company which began operations in December 2007.  From inception through December 31, 2007, our activities were limited to the development of our business plan and securing our initial working capital.   We reported minimal revenues for the period from our inception on November 15, 2007 to December 31, 2007 (“2007”).

Selling, General and Administrative Expenses

In 2007, we reported total operating expenses of $9,421, which included $5,000 of consulting fees, $3,347 of training and $1,074 other general and administrative expenses.

Year Ended December 31, 2008

Revenues

From January 1, 2008 through December 31, 2008, we reported total revenues of $75,002 which consisted of $53,273 of service revenue and $21,729 of product revenue.

Cost of Sales

Our cost of sales were $36,758 which consisted of $11,683 related to services and $9,103 related to the cost of products

Selling, General and Administrative Expenses

During the year ended December 31, 2008 we reported total selling, general, and administrative expenses of $131,047, which included $79,398 of consulting fees, $12,338 of legal fees, and $7,200 for rent.  The consulting fees were paid in conjunction with general business and accounting services and a for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for our shares of common stock

Liquidity and Capital Resources

We may experience illiquidity and may be dependent on our management and shareholders to provide funds to maintain our activities.  In the event that we are not able to raise additional capital, Venor, Inc. has indicated they are willing to accrue their expenses until such time that we are financially stable. Net cash provided by operating activities in 2007 was $6,856.  Cash provided by operating activities in 2007 consisted mainly of an increase of $30,659 in accounts payable to fund our operating loss of $9,124 which was offset by an increase inventory of $6,330 and an increase in receivables from related parties of $8,349. Net cash used in operating activities for the year ended December 31, 2008 was $25,047 which represented cash to fund our operating loss.  Cash provided by operating activities for the year ended December 31, 2008 consisted mainly of an increase of $63,833 in accounts payable to related parties to fund our operating loss of $92,803.

Net cash used in investing activities in 2007 was $7,500.Net cash from investing activities for the year ended December 31, 2008 was $29,233.

Net cash provided by financing activities in 2007 was $1,000.  Net cash provided by financing activities for the year ended December 31, 2008 was $76,732 which represented $82,995 of proceeds from the sale of our securities as described later in this section which was offset by the payment of $6,263 on a note payable to Venor, Inc.

On September 5, 2008, we entered into a Revolving Promissory Note (the “Note”) with Venor, Inc.  Under the terms of the Note, Venor, Inc. agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until March 31, 2009.  All advances shall be paid on or before March 31, 2009 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  We immediately withdrew $65,000 to partially pay for the purchase of a Harmony XL laser from Alma Laser, Ltd.

We plan to seek additional funding of $250,000 to grow faster.  In the event that we do not receive these funds, we do not have any capital commitments and believe that our current working capital is sufficient to fund our operations for the next 12 months if we take a more conservative growth strategy.  The amount our future capital requirements, however, depends primarily on the rate at which we begin generating revenues and the gross profit margins we are able to achieve. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our services and the degree to which competitive services adversely impact our anticipated gross profit margins.  As long as our cash flow from operations remains insufficient to completely fund operations, we will deplete our financial resources.  If our business does not grow at the rate we internally project, we may be required to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders may be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  Should it be necessary to raise additional working capital, there can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our Company.

We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008 which requires us paying a consulting fee of $5,000 per month.  On December 1, 2008, we reduced the monthly consulting fee to $2,500 per month..   In the event we are unable to raise enough capital and/or our operations are not profitable we may be unable to pay Venor, Inc.

Recent Capital Raising Transaction

From February 2008 to May 2008, we completed a private placement of 420,000 shares of common stock, at a purchase price of $.20 per share, to 35 investors.  We received net proceeds of $84,000 from this transaction.  We intend to use the proceeds of this offering for professional fees and other expenses related to the registration statement of which this prospectus is a part, the cost associated with being a reporting company under the Securities Exchange Act of 1934, and for working capital for the next 12 months.

Off-Balance Sheet Transactions

There are no off-balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

DESCRIPTION OF PROPERTY

We currently occupy approximately 1200 square feet of office space located at 811 Victoria Street, Costa Mesa, CA 92627. We have a month to month lease which we pay $2,500 per month from an unrelated third party. The lease does not have a renewable clause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008 to consult on accounting, finance, and general business matters.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of the agreement, Venor, Inc. was paid $5,000 per month for their services and requires Venor, Inc. to work a minimum of 40 hours per month.  On December 1, 2008, we reduced the monthly consulting fee to $2,500 per month. .Additionally, we agreed to indemnify Venor, Inc. from and against any and all liability, in relation to the consulting services.

On September 5, 2008, we entered into a Revolving Promissory Note (the “Note”) with Venor, Inc.  Under the terms of the Note, Venor, Inc. agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until March 31, 2009.  All advances shall be paid on or before March 31, 2009 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  We immediately withdrew $65,000 to partially pay for the purchase of a Harmony XL laser from Alma Laser, Ltd.

We entered into a consulting contract with Marichelle Stoppenhagen who was obligated to commit no less than 40 hours per month to activities that relate to the Company which include management services and the performing of advanced skin care services such as microdermabrasions, chemical peels, laser hair removal and skin rejuvenation at a rate of $65 per hour.  This consulting contact was mutually terminated by both parties on February 28, 2009.

In December 2007, we assumed $8,349 of Ms. Stoppenhagen’s liabilities which we recorded as due from related party. These liabilities related to personal expenses incurred prior to December 2007.  As of December 31, 2009 the entire amount had been repaid.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  MTA is owned 51% by Maria Teresa Agner, MD and 49% by Marichelle Stoppenhagen, our president and principle shareholder.  As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice. MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders.

As of December 31, 2008, there were 1,420,000 shares of our common stock outstanding. We are registering 210,000 shares of common stock in this registration statement. Currently, we have issued 20,000 options to our directors.

Holders of Common Stock

We had 36 shareholders of record of our common stock as of December 31, 2008.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

EXECUTIVE COMPENSATION

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the years ending December 31, 2008 and 2007. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Marichelle Stoppenhagen(1)
	2007							$5,000	$5,000
President, Chief Financial Officer and Director	2008	$13,500	-	-	-	-	-	$57,250	$70,750

(1)	Marichelle Stoppenhagen, our President was paid at a rate of $65.00 per hour for services rendered for the years ended December 31, 2008 and 2007.
(2)	This if for amounts accrued for services performed by Venor, Inc. As of December 31, 2008, of the $72,500 accrued for services provided by Venor, Inc. the Company has paid $5,964.

We entered into a consulting agreement with Marichelle Stoppenhagen, our President, whereby she was paid at a rate of $65.00 per hour for services in conjunction with running the operations.  In 2007, Ms. Stoppenhagen was not paid any consulting fee.  For the year ended December 31, 2008, Ms. Stoppenhagen was paid $13,500.  Additionally, we have entered into an agreement with Venor, Inc., which is beneficially owned by Mr. Stoppenhagen.  In 2007, we accrued $5,000 for Venor, Inc.’s services which was paid in the first quarter of 2008.  For the year ended December 31, 2008, we accrued $57,500 for Venor, Inc. of which $964 has been paid.

None of the executive officers have received a bonus or deferred compensation.

Outstanding Equity Awards at December 31, 2008 and 2007: None

Option Exercises and Stock Vested Table: None

Pension Benefits Table: None

Nonqualified Deferred Compensation Table: None.

All Other Compensation Table: None.

Perquisites Table: None.

There are no existing or planned option/SAR grants.

Director Compensation

Our directors did not receive any compensation in the fiscal year ending December 31, 2007. While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

All directors receive no cash compensation for their services as directors.

Employment Contracts and Termination of Employment and Change in Control Arrangements with any of the Board of Directors.

There are no employment contracts, compensatory plans or arrangements (except as referenced above regarding Ms. Stoppenhagen’s consulting contract), including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person's responsibilities following a change in control of the Company. Nor are there any agreements or understandings for any director or executive officer to resign at the request of another person. None of the Company's directors or executive officers is acting on behalf of or will act at the direction of any other person.

Compensation Pursuant to Plans; Pension Table: We have no retirement, pension, profit sharing, or other plan covering any of our officers and directors.

We have adopted no formal stock option plans for our officers, directors and/or employees. We reserve the right to adopt one or more stock options plans in the future. Presently we have no plans to issue additional shares of our common or preferred stock or options to acquire the same to our officers, directors or their affiliates or associates except for the board of director’s compensation plan.

WHERE TO GET MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Upon the effectiveness of this prospectus, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

MYSKIN, INC.

Financial Statement
December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MySkin, Inc.

Newport Beach, California

We have audited the accompanying balance sheets of MySkin, Inc., (the “Company”) as of December 31, 2008 and 2007 and the related  statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2008 and from inception (November 15, 2007) to December 31, 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of its operations, changes in deficit and its cash flows for the year ended December 31, 2008 and from inception (November 15, 2007) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and has insufficient working capital as of December 31, 2008. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from such uncertainty.

/s/ Goldman Parks Kurland Mohidin LLP

Encino, California

April 3, 2009

 MYSKIN, INC.
BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,808	$356
Accounts receivable	607	—
Inventory	9,181	6,330
Prepaid expense	2,670	—
Due from related parties	—	8,349
TOTAL CURRENT ASSETS	35,266	15,035
Fixed assets, net of accumulated depreciation of $7,907 and zero at 2008 and 2007, respectively	93,826	7,500
TOTAL ASSETS	$129,092	$22,535

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$17,454	$25,659
Due related party	68,833	5,000
Note payable – related party	58,737	—
TOTAL CURRENT LIABILITIES	145,024	30,659

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' DEFICIT
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at December 31, 2008 and 2007, respectively	1,420	1,000
Additional paid in capital	84,575	—
Accumulated deficit	(101,927)	(9,124)
Total stockholders' deficit	(15,932)	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$129,092	$22,535

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007
Revenues
Services	$53,273	$352
Product	21,729
Total Revenue	75,002	352
Cost of Sales	36,758	55
GROSS PROFIT	38,244	297

Selling, general and administrative expenses	131,047	9,421
NET LOSS	$(92,803)	$(9,124)
NET LOSS PER SHARE OF COMMON STOCK	$(0.07)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,321,000	1,000,000

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock
	Shares	Amount	Additional Paid in Capital		Accumulated Deficit	Total Stockholders’ Deficit
BALANCE, DECEMBER 31, 2006
Issuance of common stock	1,000,000	$1,000	$		$-	$1, 000
Net loss					(9,124)	(9,124)
BALANCE, DECEMBER 31, 2007	1,000,000	1,000			(9,124)	(8,124)
Issuance of common stock	420,000	420		82,575		82,995
Stock compensation				2,000		2,000
Net loss					(92,803)	(92,803)
BALANCE, DECEMBER 31, 2008	1,420,000	$1,420		$84,575	$(101,927)	$(15,932)

See accompanying notes to financial statements.

MYSKIN, INC.
 STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008 AND 2007
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(92,803)	$(9,124)
Adjustments to reconcile net loss to net cash provided by / (used) in operating activities:
Depreciation and amortization	7,907	—
Options issued for services rendered	2,000
Changes in operating assets and liabilities:
Accounts receivable	(607)	—
Inventory	(2,851)	(6,330)
Prepaid expenses	(2,670)	—
Due from related parties	8,349	(8,349)
Accounts payable and accrued expenses	(8,205)	25,659
Accounts payable and accrued expenses – related parties	63,833	5,000
Net cash (used in) / provided by operating activities	(25,047)	6,856
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(29,233)	(7,500)
Net cash used in investing activities	(29,233)	(7,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on note payable – related party	(6,263)	—
Net proceeds from common stock	82,995	1,000
Net cash provided by financing activities	76,732	1,000
NET INCREASE IN CASH & CASH EQUIVLANTS	22,452	356
CASH, Beginning of year	356	—
CASH, End of year	$22,808	$356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the year:
Interest	$—	$—
Income Taxes	$—	$—
Non-Cash Transactions
During 2008, the Company purchased equipment of $94,233 through a note payable of $65,000 to a related party.
See accompanying notes to financial statements.

MYSKIN, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California corporation, was incorporated on November 15, 2007.   MySkin offers a personalized MedSpa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who follows his or her skin’s progress and effectively assesses her or his needs and builds a personalized treatment plan allowing the client to look the best possible.  The Company ceased to be a development stage enterprise effective January 1, 2008 as the planned principal operations commenced.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $101,927 and a stockholder’s deficit of $15,932 at December 31, 2008.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company in conformity with United States Generally Accepted Accounting Principles.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company follows the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company makes a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  The dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses.  The carrying values of cash, accounts receivable and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —

Business Combinations-In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

·	Acquisition costs will be generally expensed as incurred;
·	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

·
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

·	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

·	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
·	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we recorded and disclosed business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in  Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in  Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is de. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our financial position, results of operations and cash flows.

Fair Value Measurements-In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company evaluated the impact of SFAS No. 157 and determined there was no material impact on the financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R-In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

NOTE 2 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at December 31, 2008. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $250,000, per financial institution.  As of December 31, 2008, the Company had deposits of $22,808 that did not exceed federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 3 – FIXED ASSETS

In September 2008, we purchased a Harmony XL from Alma Lasers LTD for a total purchase price of $94,232. The Harmony XL is light-based and radiofrequency equipment for cosmetic applications such as hair reduction and skin rejuvenation.

NOTE 4 - RELATED PARTIES

In December 2007, we assumed $8,349 of Marichelle. Stoppenhagen’s (our president) liabilities which we recorded as due from related party. As of December 31, 2008, Ms. Stoppenhagen has repaid the entire amount.

We entered into a consulting contract with Marichelle Stoppenhagen on December 1, 2007, which obligates her to commit no less than 40 hours per month to activities that relate to the Company which include management services and the performing of advanced skin care services such as microdermabrasions, chemical peels, laser hair removal and skin rejuvenation at a rate of $65 per hour.  In February 2009, we canceled this agreement.

   We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we paid a consulting fee of $5,000 per month.  During 2007, the Company accrued $5,000 under this contract which was paid in March 2008.  During 2008, the Company accrued $57,500 under this contract of which none was paid as of December 31, 2008. In December 2008, we reduced the monthly consulting fee to $2,500 per month.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

NOTE 5 – NOTE PAYABLE

On September 5, 2008, we entered into a Revolving Promissory Note (the “Note”) with Venor, Inc which is beneficially owned by Marichelle Stoppenhagen.  Under the terms of the Note, Venor, Inc. agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until March 31, 2009 at which point Venor extended the due date until September 30, 2009.  All advances shall be paid on or before March 31, 2009 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  We immediately withdrew $65,000 to partially pay for the purchase of a Harmony XL laser from Alma Laser, Ltd. As of December 31, 2008, there was $58,738 owed under the note.

NOTE 6 – INCOME TAX

As of December 31, 2008 and 2007, the deferred tax asset is as follows:
	2008	2007
Net operating loss carryforwards	$39,803	$3,558
Less valuation allowance	(39,803)	(3,558)
	$-	$-

Management elected to provide a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s loss. When the Company demonstrates the ability to generate taxable income, management will re-evaluate the allowance.

As of December 31, 2008, the Company has a federal and state net operating loss carry-forward of approximately $102,000 that is available to offset future taxable income that expires as follows:

Federal	State	Net Operating Loss
2027	2012	$9,000
2028	2013	93,000
		$102,000

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% for 2008 and 2007 is as follows:
	2008	2007
Income tax benefit at federal statutory rate	$31,553	$3,102
State income tax benefit, net of effect on federal taxes	4,640	458
Increase in valuation allowance	(36,193)	(3,558)
Income tax expenses (benefit)	$-	$-

NOTE 7 – STOCK OPTIONS AND WARRANTS

On May 27, 2008, the Company granted 20,000 options with an exercise price of $0.20 to non-management board members.  The options vest quarterly starting July 31, 2008 and have an expiration period of 10 years.  We will record compensation expense in the quarters in which the options vest.  The Company has assumed that all stock options issued during the quarter will vest.  To account for such grants, we recorded deferred stock compensation of $4,000 as an offset to additional paid in capital, and will recognize compensation expense related to this issuance when the options vest based on their fair value.  Though these expenses will result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

The Company has elected to adopt the detailed method provided in SFAS No. 123(R) for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the income tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS No. 123(R).

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model.  The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant.  The risk free interest rate is based upon market yields for United States Treasury debt securities at a 7-year constant maturity.  Dividend rates are based on the Company’s dividend history.  The stock volatility factor is based on the last 60 days of market prices prior to the grant date.  The expected life of an option grant is based on management’s estimate.  The fair value of each option grant, as calculated by the Black-Scholes method, is recognized as compensation expense on a straight-line basis over the vesting period of each stock option award.

The following assumptions were used to determine the fair value of stock options granted using the Black-Scholes option-pricing model:

2008
Dividend yield	0.0%
Volatility	300%
Average expected option life	6.67 years
Risk-free interest rate	4.30%

The following table summarizes activity in the Company's stock option plans during 2008:

	Number of Shares	Weighted Average Price Per Share
Balance at December 31, 2007	—	$—
Granted	20,000	0.20
Balance at December 31, 2008	20,000	$0.20

The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$0.20	20,000	9.5	$0.20	10,000	$0.20
$0.20	20,000	9.5	$0.20	10,000	$0.20

NOTE 8 – EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for 2008 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

Year ended
2008
Weighted average common stock equivalents:
Stock options	20,000
Warrants	—

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

MYSKIN, INC.

210,000 shares
common stock
$.001 par value

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers.

The California Corporations Code, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the registration of shares described in the registration statement. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares.

Securities and Exchange Commission Registration Fee	$11
Legal Fees and Expenses	11,000
Accounting Fees and Expenses	3,000
Other Expenses	1,000

Total Expenses	$15,063

Recent Sales of Unregistered Securities.

During the past three years, we have sold the following shares of common stock which were not registered under the Securities Act of 1933 as amended:

(1)	On December 3, 2007, we issued 1,000,000 shares of common stock to Marichelle Stoppenhagen, our director, president, secretary and treasurer, at a price of $0.001 per share, as founder shares.

(2)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

All of the foregoing shares of common stock were offered and sold to the above referenced shareholders in reliance on Section 505 of Regulation D of the Securities Act of 1933, as amended and comparable exemptions for sales to “accredited” investors under state securities laws.  Rule 505 provides an exemption for offers and sales of securities totaling up to $5 million in any 12-month period. Under this exemption, you may sell to an unlimited number of "accredited investors" and up to 35 other persons who do not need to satisfy the sophistication or wealth standards associated with other exemptions.  The Corporation obtained subscription agreements from all investors which indicated whether or not the investors were accredited.   There were a total of 17 non-accredited investors.   All of the above sales were made without general solicitation.   No commissions were paid to anyone.  The total aggregate value of all of the issuances was $84,000 which was substantially less than $5,000,000.

Exhibits

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
10.3	Revolving Promissory Note with Venor, Inc.	Filed herewith
10.4	Lease for 811 Victoria St. Costa Mesa, CA 92627	Filed herewith
10.5	Medical Director Agreement	Filed herewith
10.6	Facilities and Management Services Agreement	Filed herewith
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For determining any liability under the Securities Act of 1933, treat each  post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Reliance on Rule 430C: Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, California on April 28, 2009 .

MYSKIN, INC., a California corporation

/s/ Marichelle Stoppenhagen
Name:	Marichelle Stoppenhagen
Title:	President, Secretary & Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Marichelle Stoppenhagen	April 28, 2009
President, Secretary, Chief Financial Officer & Director

/s/ Jeremy Paye	April 28, 2009
Director

/s/ Paul Matthews	April 28, 2009
Director

Exhibit Index

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
10.3	Revolving Promissory Note with Venor, Inc.	Filed herewith
10.4	Lease for 811 Victoria St. Costa Mesa, CA 92627	Filed herewith
10.5	Medical Director Agreement	Filed herewith
10.6	Facilities and Management Services Agreement	Filed herewith
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.